CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our firm in Registration Statement (No. 333-130794) on Form S-8 of Advance Nanotech, Inc. of our report dated March 28, 2008, which appears on Page F-2 of this Annual Report on Form 10-K for the year ended December 31, 2007.

Mendoza Berger & Company, L.L.P.

/s/ Mendoza Berger & Company, L.L.P.
Irvine, California
March 31, 2008